FOR IMMEDIATE RELEASE ON
October 21, 2003

Cadence Announces Successful Results from Third Gas Well in De Soto Parish, Louisiana

Begins Drilling of Fourth Well in the Area

Walla Walla, WA - Cadence Resources Corporation (OTCBB: CDNR) announced today highly successful results from the drilling of the JB Barr-1 well in DeSoto Parish, Louisiana. The well is the third deep gas well drilled as part of an on-going joint venture. Cadence has a 45% working interest in this well. This well logged 115 Feet of gross pay in the Cotton Valley formation and 262 feet of gross pay in the Hosston formation, which is equal or superior to the other two wells previously drilled as part of the joint venture. Production casing has been set at 10,850 feet and the operators are currently awaiting the cement to cure before beginning completion.

In other news the partners recently spudded the Gamble 32-1 well, its fourth well in the area, and located approximately 1 1/2 miles to the southwest of the JB Barr-1. The Company expects this well to be at total depth by about mid-November.

In Wilbarger County, Texas, Cadence is in the final stages of completing negotiations for a 4,256 acre option position on the Waggoner Ranch. Plans call for a full coverage 3-D seismic survey to begin in late December, 2003. Currently the Company has interests in five producing oil wells on the Ranch.

Certain statements contained herein may contain forward-looking statements that involve risks and uncertainties. Therefore, actual results may differ materially from those projected or implied. As a result, these forward-looking statements represent the Company's best judgment as of the date of this news release.

Contacts:  Howard Crosby (509) 526-3491 or John Ryan (843) 682-2023